UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

REGISTRATION STATEMENT

ON FORM S-8

UNDER THE SECURITIES ACT OF 1933

Royal Finance, Inc.
(Exact name of Registrant as specified in its charter)

Florida	65-0873448
(State of Incorporation)	(IRS Employer Identification Number)

1481 South Military Trail, Suite 14, West Palm Beach, FL	33415
(Address of Principal Executive Offices	(Zip Code)

561-649-3901
(Issuer's Telephone Number)

Approximate Date of Commencement of Proposed Sales under the Plan:
As soon as practicable after this Registration Statement becomes effective

Total Number of Pages: 23
Exhibit Index begins on sequentially numbered page: 4

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $.01	126,000(1)	$2.35(2)	$186,100	$47.00
(1) The amount being registered includes an indeterminate number of shares of Common Stock, which may be issuable as a result of stock splits, stock dividends and anti-dilution provisions and other terms, in accordance with Rule 416(a) under the Securities Act of 1933, as amended.
(2) Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h)(1) based upon the option exercise price of $1.00 per share for 50,000 shares and $1.50 per share for 50,000 shares underlying options granted to a key employee, and the average of the bid and asked price of $2.35 per share on April 10, 2001 for 26,000 shares issued to officers, directors and employees. The option shares being registered hereunder are being issued pursuant to the Registrant’s 2001 Employee Stock Option Plan (the “Plan”), which provides for the issuance of up to 1 million shares, of which 100,000 shares are included in this Registration Statement. In addition, this Registration Statement provides for the registration of 26,000 shares for services provided to the Company.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1. Plan Information

The Registrant, Royal Finance, Inc.(the "Registrant") , was organized under the laws of the State of Florida in April 1998 under the name NetGen2000, Inc., which name was changed to GoNetgen.com, Inc. in 2000. The Registrant entered into an agreement and plan a merger effective as of October 28, 2000, pursuant to which Royal Finance, Inc., a Florida corporation, was merged with and into GoNetgen.com, Inc. and the Registrant changed its name from GoNetgen.com, Inc., as the surviving corporation, changed its name to Royal Finance, Inc. in connection with the merger.

The Registrant has agreements with certain officers, directors, employees which provide with respect to the issuance of shares of the Registrant's common stock for services to the Registrant and for the grant of options under the Registrant's 2001 Stock Option Plan. In consideration for increasing the scope of the continuing services rendered and to be rendered to the Registrant until such time as the Registrant shall generate sufficient cash flow from operations, if ever, in order to compensate its officers, directors, and employees, the Registrant has prepared this Form S-8 registration statement to provide for the issuance of shares including shares underlying options, as described below:

Jennifer Hanson, an employee of the Registrant, and its senior mortgage-loan officer, was granted options exercisable to purchase fifty thousand shares Option Shares at an exercise price of $1.00 and fifty thousand shares at an exercise price of $1.50;

Martin P. Bolodian, Registrant's President and a director, was issued four thousand shares  in consideration for continuing services to Registrant in such capacities, full-time, without any cash compensation. Mr. Bolodian also has an employment agreement with the Registrant executed in 2000, which provides for the grant of options to purchase fifty thousand shares, none of which underlying shares are being registered hereunder;

Eric E. Anderson, Registrant's Vice President and a director, was issued four thousand shares  in consideration for continuing services full-time, without cash compensation. Mr. Anderson also has an employment agreement executed in 2000, which provides for the grant of options to purchase fifty thousand shares, none of which underlying shares are being registered hereunder;

Douglas Meyers, Registrant's CEO and chairman of the board of directors, was issued four thousand shares in consideration for continuing to serve full-time, without cash compensation. Mr. Meyers has an employment agreement executed in 2000, which provides for the grant of options to purchase fifty thousand shares, none of which underlying shares are being registered hereunder;

Lisa Wilde, Registrant's Secretary and a director, was issued four thousand shares in consideration for continuing to serve  full-time, without cash compensation. Ms. Wilde has an employment agreement executed in 2000, which provides for the grant of options to purchase fifty thousand shares, none of which underlying shares are being registered hereunder;

Sherry A. Muller, an employee of the Registrant, was issued four thousand shares in consideration for services. Ms. Muller has an employment agreement executed in 2000, which provides for the grant of  options to purchase fifty thousand shares, none of which underlying shares are being registered hereunder;

Leon Wilde, Registrant's CFO and a director, was two thousand shares in consideration for his continuing to serve the Company in such capacities, without cash compensation. Mr. Wilde has an agreement executed in 2000, which provides for the grant of 50,000 options to purchase fifty thousand shares, none of which underlying shares are being registered hereunder.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

By this reference, the following documents filed by Royal Finance, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated into and made a part of this Registration Statement:

1.	The Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000, as filed with the Commission on November 17, 2000.
2.	The Registrant's Quarterly Report on Form 10-QSB for the quarters ended September 30, 2000, June 30, 2000, and March 31, 2000 as filed with the Commission.
3.	The Registrant's Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2000 and 1999, as filed with the Commission.
4.	The description of the Registrant's Common Stock set forth on pages 17 and 18 of Item 8, Part I of the Registrant's Registration Statement on Form 10-SB/12g/A filed with the Commission on August 10, 1999.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

            The Registrant's Common Stock is registered under Section 12(g) of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of Common Stock issuable by the Registrant under its Plan will be passed upon for the Registrant by Thomas J. Craft, Jr., P.A., West Palm Beach, Florida. Thomas J. Craft, Jr., P.A. does not own any shares of the Registrant's outstanding Common Stock. However, Mr. Craft is a principal officer, director and shareholder of CR Capital Services, Inc., a Florida corporation, which entity was issued shares for services to the Registrant prior to the date of this Registration Statement. The fair market value of the shares which may be deemed beneficially owned by Mr. Craft through CR Capital Services Inc. is less than $50,000 under Item 509 of Regulation S-K promulgated under the Act.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The Registrant's By-Laws include the following provisions:

Article IX. Corporate Indemnification Plan

The Company shall indemnify any person:

        (1) Who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by, or in the right of, the above named corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the above named corporation or is or was serving at the request of the above named corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against such costs and expenses, and to the extent and in the manner provided under Florida Law.

        (2) Who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the above named corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the above named corporation or is or was serving at the request of the above named corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against such costs and expenses, and to the extent and in the manner provided under Florida Law.

        The extent, amount, and eligibility for the indemnification provided herein will be made by the Board of Directors. Said determinations will be made by a majority vote to a quorum consisting of directors who were not parties to such action, suit, or proceeding or by the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit, or proceeding.

        The Company will have the power to make further indemnification as provided under Florida Law except to indemnify any person against gross negligence or willful misconduct.

        The Company is further authorized to purchase and maintain insurance for indemnification of any person at provided herein and to the extent provided under Florida Law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company undertakes, unless in the opinion of its counsel the matter has been settled by controlling precedent, to submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and agrees to be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Description of Exhibits
4.1	Royal Finance, Inc., Employee Stock Option Plan 2001 incorporated by reference and included in the Company’s Registration Statement on Form S-8 filed on March 7, 2001.
4.2(2)	Articles of Incorporation of the Company incorporated by reference and included in the Company’s Registration Statement on Form 10-SB/12g filed on June 9, 1999.
4.2(3)	By-Laws of the Company incorporated by reference and included in the Company’s Registration Statement on Form 10-SB/12g filed on June 9, 1999.
5	Opinion of Thomas J. Craft, Jr., P.A., regarding legality of the securities filed herewith.
23.1	Consent of Thomas J. Craft, Jr., P.A., contained in Exhibit 5 filed herewith.
23.2	Consent of Mark Escoffery, P.A., Public Independent Accountant.

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on this April 10, 2001.

Royal Finance, Inc.
(Registrant)

/s/ Martin P. Bolodian
Martin P. Bolodian, President

Exhibit 5

Thomas J. Craft, Jr., P.A.
301 Clematis Street, Suite 3000
The Galleria Building
West Palm Beach, FL 33401
Phone: (561) 651-7336 Fax: (561) 655-3202

April 11, 2001
U.S. Securities and Exchange Commission
Washington, DC 20549
450 Fifth Street, NW

Re:	Royal Finance Inc.
Commission File No. 0-26307
Registration Statement on Form S-8

Gentlemen:

I have been requested by Royal Finance Inc. (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with this registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering a total of 126,000 shares of common stock, 100,000 of which shares are being issued in connection with the Company’s 2001 Employment Stock Option Plan and 26,000 shares of which are being issued to employees for services to the Registrant.

In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in this registration statement, and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act of 1934. I have also reviewed the minutes of the board of directors’ special meetings dated March 1, 2001, March 15, 2001 and April 10, 2001, which authorize and direct the preparation and filing of this registration statement. I have further determined that the shares have been legally issued, fully paid and non-assessable. Further, the Registrant has duly authorized the issuance of the shares and the filing of this registration statement on Form S-8 under the Act.

I hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.

Very truly yours,

Thomas J. Craft, Jr., P.A.

/s/ Thomas J. Craft, Jr., P.A.

EXHIBIT 23.1

(Contained in Opinion-Exhibit)

EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

I previously issued my report, accompanying the financial statements of the Registrant for the year ended December 31, 2000, dated March 27,  2001, filed with the Registrant’s Form 10-KSB. I hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-8 filed with the SEC by the Registrant.

MARK ESCOFFERY, P.A.

/s/ Mark Escoffery

Palm Beach Gardens, Florida

April 10, 2001